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         AGREEMENT OF SUBLEASE, dated as of September 30, 1997 between KOSZEGI
INDUSTRIES, INC., an Indiana Corporation, having an office at 702 South Chapin Street, South Bend, Indiana ("SUBLESSOR") and AMPLACO GROUP, INC., a New York Corporation, having an office at 810 East 152nd Street, Bronx, New York ("SUBLESSEE").

                              W I T N E S S E T H:

         WHEREAS, pursuant to an Agreement of Lease dated as of February 28, 1989, between JANICE F. CORSON ("LANDLORD"), as landlord, and KOSZEGI PRODUCTS, INC., as tenant, (the "LEASE") a copy of which has heretofore been delivered to Sublessee, Sublessor leases space comprised of approximately 74,450 square feet at the facility located in the County of St. Joseph, City of South Bend, Indiana, as more particularly described in the Lease (the "PREMISES");

         WHEREAS, Sublessor and Sublessee are parties to an Asset Purchase Agreement dated September 5, 1997, which agreement provided for, among other things, Sublessee's use of a portion of the Premises for conducting the business being conveyed under the Asset Purchase Agreement; and

         WHEREAS, Sublessee wants to sublet from Sublessor and Sublessor wants to sublet to Sublessee a portion of the space covered by the Lease, consisting of approximately _________ square feet, which is designated by cross hatching on the floor

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plan annexed hereto (the "SUBLET PREMISES"), on the terms and conditions hereinafter set forth.

         NOW THEREFORE, Sublessor, for and in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of Sublessee to be paid, kept and performed, does hereby sublet and demise unto Sublessee, and Sublessee does hereby take and hire from Sublessor upon and subject to the terms, covenants and conditions hereinafter expressed, which Sublessee agrees to keep and perform, the Sublet Premises.

         TO HAVE AND TO HOLD the same unto Sublessee and its successors and permitted assigns, for a term to commence as of the date hereof (the "TERM COMMENCEMENT DATE"), and to expire at 12:00 noon on January 31, 1999 (the "EXPIRATION DATE"), subject to the Lease and all ground or underlying leases and mortgages to which the Lease is or may hereafter be subject and subordinate pursuant to the terms thereof, and upon the rentals, terms, covenants, conditions and provisions herein set forth.

         AND the parties hereto hereby agree to the foregoing and as follows:

         1. MONTHLY PAYMENTS. The parties agree that the Sublet Premises constitutes 26.76% of the Premises (the "SUBLESSEE'S SHARE"). Sublessee shall be responsible for Sublessee's Share of all costs payable by Sublessor under the Lease, including without limitation rent, property taxes, electricity and insurance ("SUBLESSEE'S CHARGES"). Each

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month Sublessor will give a written statement of Sublessee's Charges, which must be paid in full within three (3) days of delivery of the statement, either by certified bank check or, at Sublessor's request, by wire transfer.

         2. CANCELLATION. The term shall commence on the Term Commencement Date, and shall expire on the Expiration Date. The foregoing notwithstanding, Sublessee shall have the right to terminate this Sublease by giving notice to Sublessor at the address written above. Such right shall be exercisable only upon the date which is thirty (30) days from the date notice is given; provided, however, that Sublessee shall hold harmless and indemnify Sublessor and its parent company from and against liabilities, claims, suits, demands, judgments, actions and expenses, inclusive of attorneys' fees, disbursements and court costs in connection with the early termination of any employees or the violation of any applicable local, state, county or federal regulations, as a result of or in connection with such termination.

         3. CONDITION OF PREMISES. Sublessee acknowledges that it has inspected the Sublet Premises and is satisfied with the condition of the Sublet Premises and agrees to accept the Sublet Premises in its present condition.

         4. USE; COMPLIANCE WITH LAWS. Sublessee shall use the Sublet Premises for manufacturing purposes in accordance with the Lease for the conduct of its business and for no other purpose. Sublessee shall comply with all building, zoning, fire and other governmental laws, ordinances, regulations or rules applicable to the Sublet Premises.

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Sublessee shall not do or permit anything to be done in or about the Sublet
Premises, or bring or keep anything in the Sublet Premises that may increase Sublessor's or Landlord's fire and extended coverage insurance premium, damage the Premises, constitute waste, or be a nuisance, public or private, or a menace or other disturbance to neighbors or other occupants of the Premises.

         5. ALTERATIONS. Sublessee shall not make any alterations in or to the Sublet Premises of any nature except in accordance with the relevant articles of the Lease and with the consent and approval of Landlord and Sublessor and as otherwise required therein. Any expense incurred by Sublessee in connection with any such alterations or consent thereto shall be borne solely by Sublessee.

         6. REPAIRS. Sublessee agrees to maintain the Sublet Premises in a neat, clean and sanitary condition, and keep same in good repair, in accordance with the terms of the Lease.

         7. INDEMNIFICATION. Sublessee shall hold harmless and indemnify Landlord, Sublessor their parent companies and subsidiaries of whatever tier and their agents and employees, from and against any and all liability, claims, suits, demands, judgments, actions and expenses, inclusive of attorneys' fees, disbursements and court costs, as a result of injury, including death, to all persons whether employees of Sublessee or otherwise, or property damage, arising out of, or in connection with Sublessee's use of the Sublet Premises and shall maintain at all times Comprehensive General Liability Insurance,

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including Personal Injury Liability, in such amount as may reasonably be required by Sublessor or Landlord from time to time but not less than $1,000,000.00 per occurrence, and $1,000,000.00 aggregate in respect of bodily injury or death, and $100,000 per occurrence for property damage, such policy to name Sublessor and Landlord as additional insureds, and to provide that in the event of cancellation or material change in the policy, 30 days' notice will be given to such parties, at the address hereinabove stated or at such other address as they shall hereafter designate by notice to Sublessee. Such insurance shall be effected under a valid and enforceable policy issued by insurers of recognized responsibility, licensed to do business in the state of Indiana and reasonably acceptable to Sublessor. The original or duplicate counterpart of such policy or a certificate of insurance issued by the carrier shall be delivered to Sublessor, provided that any certificate must be accompanied by an endorsement to the original policy which names Landlord and Sublessor as additional insureds and provides for 30 days' notice of cancellation or material change to Sublessor.

         8. INCORPORATION OF LEASES' TERMS. To the extent not otherwise inconsistent with the agreements and understandings expressed in this Sublease or applicable to the original parties to the Lease, all of the terms, covenants and conditions of the Lease, including all amendments thereto, (excluding, however, Paragraphs 1, 3 (C)-(F), and 28) are hereby incorporated herein by reference on the following understandings:

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                   (a) The term "LANDLORD" as used therein shall refer to
         Sublessor, its successors and assigns, and the term "TENANT" as used therein shall refer to Sublessee, its successors and permitted assigns.

                   (b) In any article referring to a period of time in which "TENANT" must act or respond, such time period shall automatically be reduced by three (3) days.

                   (c) In any case where "LANDLORD" reserves the right to enter the Sublet Premises such right shall inure to the benefit of Landlord and Sublessor.

                   (d) With respect to any work, services or repairs, or the performance of other obligations required of Landlord under the Lease, Sublessor's sole obligation shall be to request the same from Landlord. Sublessee at its option may, in its own name conduct such proceedings as may be required to obtain from Landlord any such work, services, repairs or other obligations, and Sublessor shall cooperate with Sublessee in connection therewith, including execution of such documents as may be required.

                   (e) Sublessee hereby agrees to assume the obligations of "TENANT" under the Lease insofar as they relate to the Sublet Premises, shall perform and comply with the terms, covenants and conditions of the Lease as incorporated herein and shall not do or suffer or permit anything to be done which would result in a default under or cause the Lease to be terminated or forfeited.

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         9. ASSIGNMENT AND/OR SUBLETTING. (a) Sublessee shall have neither the right to assign this Sublease nor the right to sublet the Sublet Premises or any part thereof without the prior consent of Sublessor and Landlord. A transfer of more than a 50% beneficial interest in Sublessee, whether such transfer occurs at one time or in a series of related transactions, shall be deemed an assignment of this Sublease requiring the consent of Sublessor and the Landlord.

         10. BROKERS. Sublessee represents that it has not negotiated with or consulted with any real estate brokers or agents in connection with this Sublease. Sublessee shall indemnify and hold Sublessor harmless from and against any loss, cost or expense, including attorneys' fees, disbursements, and court costs, incurred by Sublessor arising out of facts contrary to the foregoing representation. The provisions of this paragraph shall survive the expiration or earlier termination of this Sublease.

         11. DEFAULT. In the event that Sublessee shall default in any of its obligations hereunder, including without limitation, its obligations to pay Sublessee's Charges, and Sublessee has not cured or is not proceeding to cure such default in accordance with the provisions of the Leases, as modified by Paragraph 8 of this Sublease, Sublessee shall reimburse Sublessor for all expenses, including without limitation, reasonable attorneys' fees incurred by Sublessor in asserting its rights hereunder against Sublessee or any other party.

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         12. WAIVER OF SUBROGATION. Sublessee and Sublessor release each other and waive any right of recovery against each other for loss or damage to their respective property, which occurs in or about the Sublet Premises (whether due to the negligence of either party, their agents, employees, officers, contractors, licensees, invitees or otherwise), to the extent that such loss or damage is reimbursed by insurance proceeds. Sublessee agrees that all policies of insurance obtained in connection with the Sublet Premises shall contain appropriate waiver of subrogation clauses.

         13. LIMITATION OF LIABILITY. The obligations of Sublessor under this Sublease do not constitute personal obligations of Sublessor or the individual partners, shareholders, directors, officers, employees or agents of Sublessor, and Sublessee shall look solely to Sublessor's interest in the Sublet Premises, and to no other assets of Sublessor, for satisfaction of any liability in respect of this Sublease, and will not seek recourse against the individual partners, shareholders, directors, officers, employees or agents of Sublessor or any of their personal assets for such satisfaction.

         14. CASUALTY. If the Sublet Premises shall be partially or totally damaged or destroyed by fire, casualty or other causes as a consequence of which Sublessor shall, pursuant to the Lease, become entitled to receive an abatement of rent with respect to the Sublet Premises, there shall be an abatement of the rent portion of Sublessee's Charges hereunder in the same manner. This Sublease shall not be terminated as a consequence of any such damage or destruction except in the event that the Lease is terminated by

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Landlord pursuant to the provisions of the Lease. Sublessor shall consult with
Sublessee prior to exercising its right to terminate the Lease.

         15. NOTICES. All notices, demands, consents, requests or other communication under this Sublease (a "NOTICE") which may be or are required to be given hereunder shall be in writing and shall be given by personal delivery, by telecopy or by mailing the same by registered or certified mail, return receipt requested, addressed, if to the Sublessor, at the address set forth above and if to the Sublessee, at the address set forth above or at the address of the Sublet Premises. Either party may by notice to the other change the address to which notices to such party shall thereafter be given. Sublessor shall promptly, upon receipt of any notice from Landlord, deliver a copy of such notice to Sublessee. All notices shall be deemed given when personally delivered or telecopied, or 48 hours after having been duly deposited in the mails.

         16. ENTIRE AGREEMENT. This Sublease contains the entire agreement between the parties and may not be modified except by a written agreement signed by the party to be charged.

         17. LANDLORD'S CONSENT. If Landlord does not consent to this Sublease within thirty (30) days of the date hereof, the Sublease shall be deemed null and void, neither party shall have any further rights or obligations hereunder and Sublessor shall return to Sublessee any Sublessee's Charges paid by Sublessee.

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         18. BINDING EFFECT. The covenants and agreements herein contained shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         19. COUNTERPARTS. This Sublease may be signed in one or more counterparts, each when taken together shall constitute but one and the same original.

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         IN WITNESS WHEREOF, Sublessor and Sublessee have executed this
Sublease as of the day and year first above written.

                                            KOSZEGI INDUSTRIES, INC.


                                            By:
                                               ---------------------------
                                               Name:
                                               Title:


                                            AMPLACO GROUP, INC.


                                            By:
                                               ---------------------------
                                               Name:
                                               Title:

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